Exhibit 99.1

       AptarGroup Reports Record First Quarter Results; Declares Dividend

     CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--April 15, 2004--AptarGroup, Inc. (NYSE:ATR) today reported record sales and income for the first quarter of 2004.

     FIRST QUARTER RESULTS

     For the quarter ended March 31, 2004, sales increased 19 percent to $315.6 million from $265.1 million in the prior year. Approximately $11 million of the increase in sales relates to increased custom tooling sales. Sales excluding changes in foreign currency exchange rates increased approximately eight percent from the prior year. Net income for the first quarter of 2004 increased to $21.2 million from $19.2 million a year ago. Diluted earnings per share were $.57 per share compared to $.53 per share in the prior year.

     MANAGEMENT COMMENT

     Commenting on the quarter, Carl A. Siebel, President and Chief Executive Officer, said, "We are pleased to report record first quarter results. Sales to all of the markets we serve increased over the prior year. The increase in sales reflects volume growth in all markets except for the pharmaceutical market, higher custom tooling sales and foreign currency translation effects.
     "Pharmaceutical sales in the quarter included an increase in custom tooling sales of approximately $7 million over the prior year, the majority of which relates to the second phase of a project that accounted for approximately $13 million in total custom tooling sales in 2003 and the first quarter of 2004. However, the customer associated with this project has informed us of their decision to cancel the launch of the related product. While we did not forecast any product sales from this project in 2004, previously expected product sales in late 2005 and beyond will not be realized. Excluding custom tooling sales and the effect of foreign currency translation, sales to the pharmaceutical market decreased from the prior year."
     Siebel added, "We continue to focus on innovation while containing costs. During the first quarter we evaluated our worldwide mold making capacity and decided to eliminate a mold making operation in the United States which employed approximately 40 people. It's never an easy decision to close an operation but we felt it was necessary to streamline this part of our business and reduce costs. This facility is scheduled to cease operations in the second quarter of 2004. Charges in the first quarter relating to the closing of this operation were not significant and additional related charges in the future are not expected to be significant.
     "Operating income as a percent of sales for the quarter was negatively affected by price competition, weakness in pharmaceutical product sales, increased cost of imports to the U.S. due to the weaker dollar and increased cost of raw materials. However, our operating income increased compared to the prior year and contributed to the record first quarter earnings per share."

     BUSINESS SEGMENT PERFORMANCE

     For the quarter, sales of the Dispensing Systems segment increased 20 percent, to $262.2 million from $219.2 million in the prior year. The increase is mainly due to increased sales to the food/beverage and personal care markets and increased sales of custom tooling to the pharmaceutical market. Additionally changes in exchange rates also positively affected sales. First quarter EBIT (earnings before interest and taxes) for the Dispensing Systems segment increased to $31.3 million from $29.9 million in the prior year.
     For the quarter, sales of the SeaquistPerfect segment increased 16 percent, to $55.8 million from $47.9 million in the prior year. The increase is primarily due to increased demand from the personal care market. First quarter EBIT for the SeaquistPerfect segment increased to $5.3 million from $4.6 million a year ago.

     OUTLOOK

     Siebel commented, "The positive momentum in the first quarter is expected to continue into the second quarter. We also anticipate that our pharmaceutical volumes will trend upward in the second quarter and continue to improve throughout the year. Additionally, we have filed for income tax refunds totaling approximately $1.5 million in the U.S. relating to research and development expenditures incurred from 2000 through 2002. These refunds will be recognized as a reduction of our tax provision when they are received. Excluding the potential effect of these tax refunds net of related contingent consulting fees, we anticipate diluted earnings per share for the second quarter of 2004 to be in the range of $.58 to $.63 per share."

     CASH DIVIDEND

     The Board of Directors declared a quarterly dividend of $.07 per share, payable May 21, 2004 to stockholders of record as of April 30, 2004.

     OPEN CONFERENCE CALL

     There will be a conference call on Friday, April 16, 2004 at 8:00 a.m. CST to discuss the Company's first quarter results. The call will last approximately one hour and feature remarks by Carl A. Siebel and Stephen J. Hagge, AptarGroup's Chief Financial Officer. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptargroup.com. Replay of the conference call can also be accessed on the Investor Relations page of the web site.

     AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the personal care, fragrance/cosmetic, pharmaceutical, household and food/beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit the AptarGroup web site at www.aptargroup.com.

     This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management's beliefs as well as assumptions made by and information currently available to management. Accordingly, the Company's actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, those related to overall business conditions in the various markets in which the Company operates, fiscal and monetary policy, changes in foreign exchange rates, direct or indirect consequences of acts of war or terrorism and other risks and uncertainties discussed from time to time in the Company's filings with the Securities and Exchange Commission, including its Form 10-K's and 10-Q's. Readers are cautioned not to place undue reliance on forward-looking statements.


                                APTARGROUP, INC.
             Condensed Consolidated Financial Statements (Unaudited)

                 (In Thousands, Except Per Share Data)
                   CONSOLIDATED STATEMENTS OF INCOME

                                                    THREE MONTHS ENDED
                                                        MARCH 31,
                                                   -------------------
                                                     2004      2003
                                                   --------- ---------

Net Sales                                          $315,603  $265,149
Cost of Sales (exclusive of depreciation
shown below)                                        211,581   172,588
Selling, Research & Development and
Administrative                                       48,269    41,449
Depreciation and Other Amortization                  24,050    20,772
                                                   --------- ---------
Operating Income                                     31,703    30,340
Other Income/(Expense):
Interest Expense                                     (2,229)   (2,409)
Interest Income                                       1,018       623
Equity in Results of Affiliates                         442       182
Minority Interests                                     (119)      (19)
Miscellaneous, net                                      413       164
                                                   --------- ---------
Income before Income Taxes                           31,228    28,881
Provision for Income Taxes                            9,993     9,675
                                                   --------- ---------
Net Income                                          $21,235   $19,206
                                                   ========= =========

Net Income per Share - Basic                          $0.58     $0.53
                                                   ========= =========
Net Income per Share - Diluted                        $0.57     $0.53
                                                   ========= =========

Weighted Average Number of Shares - Basic            36,402    35,937
Weighted Average Number of Shares - Diluted          37,355    36,504



                           APTARGROUP, INC.
              Condensed Consolidated Financial Statements
                              (Unaudited)
                              (continued)
                            (In Thousands)
                      CONSOLIDATED BALANCE SHEETS

                                      MARCH 31, 2004 DECEMBER 31, 2003
ASSETS

Cash and Equivalents                       $181,590          $164,982
Receivables, net                            248,090           231,976
Inventories                                 170,201           165,207
Other Current Assets                         31,443            40,289
                                   ----------------- -----------------
Total Current Assets                        631,324           602,454
Net Property, Plant and Equipment           468,175           483,431
Goodwill                                    135,566           136,660
Other Assets                                 45,039            41,798
                                   ----------------- -----------------
Total Assets                             $1,280,104        $1,264,343
                                   ================= =================

LIABILITIES AND STOCKHOLDERS'
 EQUITY

Short-Term Obligations                      $96,737           $96,710
Accounts Payable and Accrued
 Liabilities                                193,527           186,510
                                   ----------------- -----------------
Total Current Liabilities                   290,264           283,220
Long-Term Obligations                       124,761           125,196
Deferred Liabilities                         73,937            72,876
                                   ----------------- -----------------
Total Liabilities                           488,962           481,292
Stockholders' Equity                        791,142           783,051
                                   ----------------- -----------------
Total Liabilities and Stockholders'
 Equity                                  $1,280,104        $1,264,343
                                   ================= =================



                           APTARGROUP, INC.
        Condensed Consolidated Financial Statements (Unaudited)
                              (continued)
                            (In Thousands)
                          SEGMENT INFORMATION

                                                    THREE MONTHS ENDED
                                                        MARCH 31,
                                                   -------------------

                                                     2004      2003
                                                   --------- ---------
NET SALES

Dispensing Systems                                 $262,235  $219,168
SeaquistPerfect                                      55,761    47,866
Intersegment Eliminations                            (2,393)   (1,885)
                                                   --------- ---------
Total Net Sales                                    $315,603  $265,149
                                                   ========= =========


EARNINGS (1)

Dispensing Systems                                  $31,297   $29,899
SeaquistPerfect                                       5,292     4,568
Corporate Expenses and Other                         (4,150)   (3,800)
                                                   --------- ---------
Earnings before Interest and Taxes (EBIT)            32,439    30,667
Less: Interest Expense, Net                           1,211     1,786
                                                   --------- ---------
Income before Income Taxes                          $31,228   $28,881
                                                   ========= =========

Notes to Condensed Consolidated Financial Statements:

    (1) - The Company evaluates performance of its business units and allocates resources based upon earnings before interest expense in excess of interest income, corporate expenses and income taxes (collectively referred to as "EBIT") excluding unusual items.

    CONTACT: AptarGroup, Inc.
             Stephen J. Hagge, 815-477-0424